Exhibit 99.1

FOR IMMEDIATE RELEASE

Broadwind Energy, Inc. Announces Third Quarter 2011 Results

Highlights:

•                  Q3 sales of $47.9 million, up 41% from the prior year quarter; YTD sales up 46%

•                  Service segment sales rebounds to $6.6 million in Q3, up 82% from 2010 and more than double prior quarter with strong order pipeline for Q4

•                  Transformation progress continues —YTD Adjusted EBITDA loss of $1.2 million sharply improved from $13.1 million loss in 2010

•                  Liquidity position enhanced through $11.7 million sale of common stock and $2 million proceeds from New Markets Tax Credit

•                  Business restructuring targets 30% footprint reduction and improved operating margins

NAPERVILLE, IL, November 4, 2011—Broadwind Energy, Inc. (NASDAQ: BWEN) reported sales of $47.9 million for the third quarter of 2011, a 41% increase compared to $34.0 million in the third quarter of 2010. The increase was attributable to a sharp increase in Tower segment revenues compared to the prior year third quarter. For the year-to-date period, sales totaled $130.8 million, an increase of 46% versus the prior year-to-date period.

The Company reported a net loss from continuing operations of $6.6 million or $0.06 per share in the third quarter of 2011 compared to a loss of $7.3 million or $0.07 per share during the third quarter of 2010. The improvement against third quarter 2010 was the result of higher sales, lower operating expenses and lower amortization expense in the current year.  The improvement was partially offset by $0.6 million in expenses associated with restructuring activities and higher legal expenses of $0.8 million.  For the year-to-date period, the operating loss narrowed to $14.5 million, down from a $32.1 million loss reported for the first nine months of 2010.

The Company reported non-GAAP adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, stock-based compensation and restructuring) loss of $1.5 million during the third quarter of 2011 compared to a loss of $2.8 million during the third quarter of 2010, due to improved results in all operating segments.

Peter C. Duprey, president and chief executive officer, stated, “We are continuing to make good progress with the business transformation. Towers had another good quarter despite some production hiccups associated with the changeover to a new tower design. Diversifying our customer base is a key strategic initiative and our employees are becoming increasingly effective at executing new tower design changeovers.  We recently announced a major win, with a 36-tower order from Siemens for delivery next year.  We are seeing strong quoting activity as turbine suppliers lock up the supply chain for 2012. So Towers is well positioned to finish the year strong and enter 2012 with a solid backlog.”

Duprey added, “Our Services sales were dramatically higher versus both 2010 and last quarter.  We booked new business at more than double last quarter’s level.  I believe this demonstrates that our enhanced focus on sales and broader product offerings is having the desired impact.”

Duprey also noted, “Gearing revenue was down slightly in the quarter, but remains 10% ahead of last year, which is significant given the shift in that business’s customer base from mainly wind customers to a broader range of oil, gas, mining and industrial customers.  And we are continuing to improve financial performance despite some significant headwinds.

To accelerate our financial progress, we have initiated a restructuring plan to consolidate our footprint and reduce our fixed costs. By the end of 2012 we plan to reduce our footprint by 30%. We expect annual savings of approximately $6 million related to the restructuring. Despite this consolidation, we will retain manufacturing capacity to easily support growth in sales over the next several years. The segment most significantly impacted by this plan will be Gearing, where we expect cost reductions of $3-4 million/year as a result of the consolidation. So in short, I believe we are on track with our key initiatives and have demonstrated progress during the quarter.”

Orders and Backlog

The Company booked $26 million in new orders during the third quarter, bringing nine-month orders to $93 million, or 71% of sales which is an 84% increase over the order intake from the same period for 2010. Third quarter orders were concentrated in the Gearing and Services segments, which represents the focus of our sales force expansion. At September 30, 2011 backlog totaled $188 million, down 10% from $208 million at September 30, 2010.

Segment Results

Towers

Broadwind Energy fabricates specialty weldments for wind, oil and gas, mining and other industrial applications, specializing in the production of wind turbine towers.

Towers segment sales totaled $29.7 million in the third quarter of 2011, compared to $17.3 million in the third quarter of 2010. Towers revenue run rate remains above the prior year for the 3rd consecutive quarter. The Sales of wind towers totaled 133 megawatts (MW) in the quarter, up from 129 MW in the third quarter of 2010. Non-GAAP adjusted EBITDA for the third quarter was $1.1 million in 2011, compared to $0.8 million in 2010. Non-GAAP adjusted EBITDA did not rise in line with revenues due to the adverse impact of increased pricing pressures within the increasingly competitive industry as well as decreased productivity related to producing a new tower design. Towers segment operating income for the third quarter of 2011 was essentially break even compared to an operating loss of $0.3 million in 2010.  These transactional issues were corrected late in the quarter, but could not overcome the loss of productivity in the beginning of the quarter.

Towers segment sales for the nine months ended September 30, 2011 totaled $82.4 million compared to $45.9 million for the nine months ended September 30, 2010. The increase in revenues was primarily attributable to an increase of approximately 114% in the MW sold in the nine months ended September 30, 2011 compared to the same period for 2010. Non-GAAP adjusted EBITDA for the nine months ended September 30, 2011 was $8.8 million compared to $1.2 million for the same period in the prior year, mainly due to the rise in volumes and improved capacity utilization. Towers segment operating income was $5.2 million for the nine months ended September 30, 2011 compared to a loss of $2.2 million in the same period of 2010.

Gearing

Broadwind Energy engineers, builds and remanufactures precision gears and gearing systems for wind, oil and gas and mining applications.

Gearing segment sales totaled $12.6 million in the third quarter of 2011, compared to $13.1 million in the third quarter of 2010. The decrease was due primarily to a 46% decrease in wind gearing sales, partially offset by an increase in industrial gearing sales of 44% compared to the third quarter of 2010. Non-GAAP adjusted EBITDA for the third quarter of 2011 was a loss of $0.7 million compared to a loss of $0.9 million in the prior year third quarter. Despite the lower revenue, non-GAAP adjusted EBITDA improved due to a more profitable customer mix, partially offset by additional legal fees of $0.6 million incurred in the third quarter of 2011. The Gearing segment operating loss for the third quarter of 2011 was $3.3 million, a slight improvement over the $3.5 million loss in the third quarter of 2010.

Gearing segment sales for the nine months ended September 30, 2011 totaled $38.7 million compared to $35.1 million in the prior year. The increase in revenues was primarily attributable to an increase in industrial gearing sales of approximately 55% compared to the prior year, partially offset by a decrease in wind gearing sales of approximately 27%. Non-GAAP adjusted EBITDA for the nine months ended September 30, 2011 was a loss of $0.9 million compared to a loss of $4.3 million for the same period in 2010 due in part to the increase in sales as well as a more favorable customer mix, partially offset by additional legal fees of $1.2 million in the current year. Gearing segment operating loss was $8.5 million in the nine months ended September 20, 2011 compared to a loss of $11.5 million in the prior year.

Technical and Engineering Services

Broadwind Energy remanufactures complex wind turbine components, including gearboxes and blades. The Company also offers comprehensive installation support and operations and maintenance services to the wind industry.

Revenue from the Technical and Engineering Services segment was $6.6 million in the third quarter of 2011, compared with $3.6 million in the third quarter of 2010. The increase in revenue was primarily the result of a large multi-turbine blade performance improvement project initiated in the current quarter and higher field service activity overall. Non-GAAP adjusted EBITDA for the third quarter was a loss of $0.1 million compared to a loss of $1.0 million in the prior year third quarter. The improvement was primarily the result of the increase in revenues in the current year third quarter. Technical and Engineering Services segment operating loss in the third quarter 2011 was $0.4 million compared to a loss of $2.1 million in the third quarter of 2010.

Technical and Engineering Services segment revenue totaled $10.8 million for the nine months ended September 30, 2011, compared to $8.5 million for the prior year period. The increase in revenue was primarily the result of a large multi-turbine blade retro fit project initiated in the current year. Non-GAAP adjusted EBITDA for the nine months ended September 30, 2011 was a loss of $3.0 million compared to a loss of $3.5 million in the nine months ended September 30, 2010 due primarily to the increased revenues noted above. Technical and Engineering Services segment operating loss was $3.9 million for the nine months ended September 30, 2011 compared to an operating loss of $11.1 million for the same period in 2010. The increase is primarily attributable to the absence of impairment charges of $4.6 million taken in the prior year, the corresponding absence of $1.9 million of amortization expense in the current year as well as the increase in revenues noted above.

Corporate and Other

Corporate and other expenses totaled $2.5 million in the third quarter of 2011, compared to $1.9 million for the third quarter of 2010. The increase is primarily attributable to restructuring expenses of $0.3 million associated with the planned closure of our office in Hamburg, Germany, as well as increased legal fees. For the nine months ended September 30, 2011, corporate and other expenses totaled $7.3 million, down slightly from $7.4 million in the prior year nine month period. The decrease was primarily due to lower employee compensation and travel expense, partially offset by higher legal fees.

Cash and Liquidity

At September 30, 2011, cash, marketable securities and short-term investments on hand totaled $13.0 million and $0.1 million of the Company’s $10 million credit line was drawn. Outstanding debt totaled $12.5 million at September 30, 2011. A $5.1 million portion of the Company’s long-term debt was reclassified to current as a result of the decision to sell the Brandon tower plant, which secures this loan.

During the quarter, operating working capital rose to $15.9 million, or 8% of annualized sales. The $5.6 million increase from June 30 was due to an $8.8 million spike in inventory levels, mainly for raw materials, due principally to slower than planned tower builds during a tower design changeover. During the quarter, the Company raised $11.7 million through the sale of common stock and also received $2.0 million in net proceeds associated with a New Markets Tax Credit investment in its Abilene-based drivetrain service center.

About Broadwind Energy, Inc.

Broadwind Energy (NASDAQ: BWEN) applies decades of deep industrial expertise to innovate integrated solutions for customers in the energy and infrastructure markets. From gears and gearing systems for wind, oil and gas and mining applications to wind towers, to comprehensive remanufacturing of gearboxes and blades, to operations and maintenance services, and specialty weldments, we have solutions for the energy needs of the future. With facilities throughout the U.S., Broadwind Energy’s talented team of 800 employees is committed to helping customers maximize performance of their investments—quicker, easier and smarter. Find out more at www.bwen.com.

Forward-Looking Statements

This news release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995 — that is, statements related to future, not past, events. Forward-looking statements are based on current expectations and include any statement that does not directly relate to a current or historical fact. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “anticipate,” “believe,” “intend,” “expect,” “plan,” “will” or other similar words. These forward-looking statements involve certain risks and uncertainties that ultimately may not prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements. The Company’s forward looking statements may include or relate to the Company’s plans to grow its business and its expectations regarding its operations and the business of its customers; the Company’s expectations regarding its plan to restructure its operations by consolidating its operations; the sufficiency of the Company’s working capital; and the Company’s expectations regarding the state of the wind energy market generally, as well as the Company’s expectations relating to the economic downturn and the potential impact on its business and the business of its customers. For further discussion of risks and uncertainties, individuals should refer to the Company’s SEC filings. The Company undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this news release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this news release. All forward-looking statements are qualified in their entirety by this cautionary statement.

CONTACT: John Segvich, 630.995.7137, john.segvich@bwen.com

BROADWIND ENERGY, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS)

	September 30,	December 31,
	2011	2010
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$12,975	$15,331
Restricted cash	1,446	170
Accounts receivable, net of allowance for doubtful accounts of $1,018 and $489 as of September 30, 2011 and December 31, 2010, respectively	23,471	21,427
Inventories, net	31,283	17,739
Prepaid expenses and other current assets	4,558	3,476
Assets held for sale	8,000	6,847
Total current assets	81,733	64,990
Property and equipment, net	90,599	106,317
Intangible assets, net	9,429	10,073
Other assets	1,111	2,126
TOTAL ASSETS	$182,872	$183,506

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Lines of credit and notes payable	$1,687	$140
Current maturities of long-term debt	522	1,437
Current portions of capital lease obligations	985	966
Accounts payable	23,193	22,342
Accrued liabilities	5,358	6,515
Customer deposits	15,705	8,881
Liabilities held for sale	5,083	4,221
Total current liabilities	52,533	44,502

LONG-TERM LIABILITIES:
Long-term debt, net of current maturities	5,208	9,671
Long-term capital lease obligations, net of current portions	1,109	1,802
Other	909	1,335
Total long-term liabilities	7,226	12,808

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY:
Preferred stock, $0.001 par value; 10,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.001 par value; 150,000,000 shares authorized; 139,725,520 and 107,112,817 shares issued and outstanding as of September 30, 2011 and December 31, 2010, respectively	140	107
Additional paid-in capital	369,653	356,545
Accumulated deficit	(246,680)	(230,456)
Total stockholders’ equity	123,113	126,196
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$182,872	$183,506

BROADWIND ENERGY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(IN THOUSANDS, EXCEPT PER SHARE DATA)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010

Revenues	$47,899	$34,022	$130,761	$89,345
Cost of sales	47,098	34,243	124,449	92,848
Restructuring costs	89	—	89	—
Gross profit (loss)	712	(221)	6,223	(3,503)

OPERATING EXPENSES:
Selling, general and administrative	6,442	6,722	19,807	21,434
Impairment charges	—	—	—	4,561
Intangible amortization	214	855	644	2,564
Restructuring costs	300	—	300	—
Total operating expenses	6,956	7,577	20,751	28,559
Operating loss	(6,244)	(7,798)	(14,528)	(32,062)

OTHER (EXPENSE) INCOME, net:
Interest expense, net	(276)	(275)	(845)	(837)
Other, net	127	377	559	109
Restructuring costs	(202)	—	(202)	—
Total other (expense) income, net	(351)	102	(488)	(728)

Net loss from continuing operations before (benefit) provision for income taxes	(6,595)	(7,696)	(15,016)	(32,790)
(Benefit) provision for income taxes	(9)	(436)	24	(339)
LOSS FROM CONTINUING OPERATIONS	(6,586)	(7,260)	(15,040)	(32,451)
LOSS FROM DISCONTINUED OPERATIONS, NET OF TAX	—	(1,039)	(1,184)	(4,153)
NET LOSS	$(6,586)	$(8,299)	$(16,224)	$(36,604)

NET LOSS PER COMMON SHARE - BASIC AND DILUTED:
Loss from continuing operations	$(0.06)	$(0.07)	$(0.14)	$(0.31)
Loss from discontinued operations	—	(0.01)	(0.01)	(0.04)
Net loss	$(0.06)	$(0.08)	$(0.15)	$(0.35)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING - Basic and diluted	110,369	106,900	108,222	106,019

BROADWIND ENERGY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(IN THOUSANDS)

	Nine Months Ended September 30,
	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(16,224)	$(36,604)
Loss from discontinued operations	1,184	4,153
Loss from continuing operations	(15,040)	(32,451)

Adjustments to reconcile net cash used in operating activities:
Depreciation and amortization expense	10,910	12,626
Impairment charges	—	4,561
Change in fair value of interest rate swap agreements	—	(253)
Deferred income taxes	—	(1,138)
Stock-based compensation	1,395	1,247
Loss on disposal of assets	390	70
Changes in operating assets and liabilities:
Accounts receivable	(2,044)	(465)
Inventories	(13,544)	(7,135)
Prepaid expenses and other current assets	(411)	630
Accounts payable	806	4,510
Accrued liabilities	(1,112)	(266)
Customer deposits	6,822	(2,801)
Other non-current assets and liabilities	186	842
Net cash used in operating activities of continued operations	(11,642)	(20,023)

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of logistics business	761	—
Purchases of available for sale securities	—	(922)
Purchases of property and equipment	(4,134)	(5,421)
Proceeds from disposals of property and equipment	1,850	9
Decrease in restricted cash	(1,276)	2,010
Net cash used in investing activities of continued operations	(2,799)	(4,324)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from issuance of stock	11,739	53,347
Common stock issued under defined contribution 401(k) plan	150	499
Payments on lines of credit and notes payable	(1,055)	(20,785)
Proceeds from lines of credit and notes payable	2,307	—
Principal payments on capital leases	(674)	(637)
Net cash provided by financing activities of continued operations	12,467	32,424

DISCONTINUED OPERATIONS:
Operating cash flows	(829)	(2,335)
Investing cash flows	—	(69)
Financing cash flows	(83)	(1,076)
Net cash used in discontinued operations	(912)	(3,480)

Add: Cash balance of discontinued operations, beginning of period	530	127
Less: Cash balance of discontinued operations, end of period	—	(60)

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(2,356)	4,784
CASH AND CASH EQUIVALENTS, beginning of the period	15,331	4,701
CASH AND CASH EQUIVALENTS, end of the period	$12,975	$9,485

Supplemental cash flow information:
Interest paid, net of capitalized interest	$757	$974
Income taxes paid	$34	$38
Non-cash investing and financing activities:
Issuance of restricted stock grants	$633	$611
Common stock issued under defined contribution 401(k) plan	$150	$499

BROADWIND ENERGY, INC. AND SUBSIDIARIES

SELECTED SEGMENT FINANCIAL INFORMATION

(IN THOUSANDS)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
	(unaudited)		(unaudited)
REVENUES:
Towers	$29,684	$17,294	$82,350	$45,854
Gearing	$12,634	$13,140	38,696	35,133
Services	6,615	3,631	10,810	8,546
Corporate and Other	(1,034)	(43)	(1,095)	(188)
Total revenues	$47,899	$34,022	$130,761	$89,345

OPERATING (LOSS) PROFIT:
Towers	$(35)	$(284)	$5,159	$(2,157)
Gearing	(3,281)	(3,511)	(8,523)	(11,461)
Services	(413)	(2,128)	(3,862)	(11,053)
Corporate and Other	(2,515)	(1,875)	(7,302)	(7,391)
Total operating loss	$(6,244)	$(7,798)	$(14,528)	$(32,062)

The Company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). However, the Company’s management believes that certain non-GAAP financial measures may provide users of this financial information meaningful comparisons between current results and results in prior operating periods. Management believes that these non-GAAP financial measures can provide additional meaningful reflection of underlying trends of the business because they provide a comparison of historical information that excludes certain infrequently occurring or non-operational items that impact the overall comparability. See the table below for supplemental financial data and corresponding reconciliations to GAAP financial measures for the three and nine months ended September 30, 2011 and 2010. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP.

Consolidated

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010

Operating (Loss) Profit	$(6,244)	$(7,798)	$(14,528)	$(32,062)
Depreciation	3,432	3,412	10,266	10,062
Amortization	215	855	644	7,125
Share-based compensation and other stock payments	565	308	1,512	1,622
Other Income (Expense)	(75)	377	358	109
Restructuring Expense	591	—	591	—
Total Adjusted EBITDA (Non-GAAP)	$(1,516)	$(2,846)	$(1,157)	$(13,144)

Towers Segment

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010

Operating (Loss) Profit	$(35)	$(284)	$5,159	$(2,157)
Depreciation	872	855	2,638	2,553
Share-based compensation and other stock payments	131	98	370	351
Other Income (Expense)	181	141	666	419
Total Adjusted EBITDA (Non-GAAP)	$1,149	$810	$8,833	$1,166

Gearing Segment

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010

Operating (Loss) Profit	$(3,281)	$(3,511)	$(8,523)	$(11,461)
Depreciation	2,254	2,296	6,853	6,792
Amortization	215	215	644	644
Share-based compensation and other stock payments	98	76	277	266
Other Income (Expense)	(252)	(0)	(443)	(530)
Restructuring Expense	291	—	291	—
Total Adjusted EBITDA (Non-GAAP)	$(675)	$(924)	$(901)	$(4,289)

Technical and Engineering Services Segment

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010

Operating (Loss) Profit	$(413)	$(2,128)	$(3,862)	$(11,053)
Depreciation	263	220	645	593
Amortization & Impairment		640		6,481
Share-based compensation and other stock payments	44	44	110	293
Other Income (Expense)	(2)	231	139	220
Total Adjusted EBITDA (Non-GAAP)	$(108)	$(993)	$(2,968)	$(3,466)

Corporate and Other

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010

Operating (Loss) Profit	$(2,515)	$(1,875)	$(7,302)	$(7,391)
Depreciation	43	41	130	124
Share-based compensation and other stock payments	292	90	755	712
Other Income (Expense)	(2)	5	(4)	(0)
Restructuring Expense	300		300
Total Adjusted EBITDA (Non-GAAP)	$(1,882)	$(1,739)	$(6,121)	$(6,556)